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                                                                 Exhibit (h)1.16



November 25, 2002


Frank Russell Investment Company
909 A Street
Tacoma, WA 98402

Re:   Amended Schedule A to Transfer and Dividend Disbursing Agency Agreement

Dear Sirs:

Pursuant to Sections 21 and 25 of the Transfer and Dividend Disbursing Agency Agreement between Frank Russell Investment Company (the "Investment Company") and Frank Russell Investment Management Company ("FRIMCo") dated April 1, 1988, we hereby advise you that we desire to amend Schedule A of the Transfer and Dividend Disbursing Agency Agreement to revise the fees to be paid by you in return for our services to you under that agreement as set forth in the attached Transfer Agent Fee Schedule.

Please indicate your acceptance of the attached amendment of Schedule A by executing the acceptance copy of this letter agreement and returning to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT
MANAGEMENT COMPANY

By:_______________________________________
   Leonard P. Brennan
   President

Accepted this _____ day of _________________, 2002.

FRANK RUSSELL INVESTMENT COMPANY

By:_______________________________________
   Mark E. Swanson
   Treasurer and Chief Accounting Officer


Schedule A

[Redacted]